Exhibit 4.24.A

SBA COMMUNICATIONS CORPORATION

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of January 13, 2017

TO THE INDENTURE

Dated as of July 1, 2014

$750,000,000 AGGREGATE PRINCIPAL AMOUNT

OF

4.875% SENIOR NOTES DUE 2022

TABLE OF CONTENTS

		Page
ARTICLE 1

DEFINITIONS
Section 1.01	Definitions	1

ARTICLE 2

ASSUMPTION
Section 2.01	Assumption of Obligations	1
Section 2.02	Effect of Supplemental Indenture	2

ARTICLE 3

MISCELLANEOUS
Section 3.01	Trust Indenture Act Controls	2
Section 3.02	Governing Law	2
Section 3.03	Ratification of Indenture; No Adverse Interpretation of Other Agreements	2
Section 3.04	Severability	2
Section 3.05	Counterpart Originals	2
Section 3.06	Table of Contents, Headings, etc.	2
Section 3.07	Effectiveness	2
Section 3.08	Trustee’s Disclaimer	2

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 13, 2017, among SBA Communications REIT Corporation, a Florida corporation (the “Company” or the “Surviving Company”), SBA Communications Corporation, a Florida corporation (the “Predecessor Company”), and U.S. Bank National Association, as trustee (the “Trustee”), to the Indenture, dated as of July 1, 2014 (the “Indenture”), between the Predecessor Company and the Trustee.

WHEREAS, the Predecessor Company has executed and delivered to the Trustee the Indenture providing for the issuance of the 4.875% Senior Notes due 2022 (the “Notes”);

WHEREAS, the Predecessor Company and the Company entered into an Agreement and Plan of Merger, dated as of November 10, 2016 (the “Merger Agreement”), providing for the merger of the Predecessor Company with and into the Company (the “Merger”), with the Company as the entity surviving the Merger;

WHEREAS, Section 5.01 of the Indenture provides that the Predecessor Company shall not consolidate or merge with or into another corporation, Person or entity, unless the entity or the Person formed by or surviving any such consolidation or merger (if other than the Predecessor Company) assumes all the obligations of the Predecessor Company under the Notes and the Indenture pursuant to a supplemental indenture;

WHEREAS, the Merger complies with the other provisions of Section 5.01 of the Indenture;

WHEREAS, Section 9.01(c) of the Indenture permits the Predecessor Company and the Trustee to amend or supplement the Indenture or the Notes without the consent of any Holder of the Notes to provide for the assumption of the Predecessor Company’s obligations to Holders of Notes in the case of a merger or consolidation;

WHEREAS, effective as of 11:59 p.m. on January 13, 2017 (the “Effective Time”), the Predecessor Company will merge with the Company pursuant to the terms of the Merger Agreement, and the Company will be the entity surviving the Merger and will be renamed “SBA Communications Corporation” at the Effective Time; and

WHEREAS, the Company and the Predecessor Company have requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. All defined terms used herein and not defined herein shall have the meaning ascribed to such terms in the Indenture. Additional terms are defined in the body of this Supplemental Indenture. In the event that any term or provision contained herein shall conflict with any term or provision contained in the Indenture, the terms and provisions of this Supplemental Indenture shall govern.

ARTICLE 2

ASSUMPTION

Section 2.01 Assumption of Obligations. Effective as of the Effective Time, the Company, as the entity surviving the Merger, shall assume by this Supplemental Indenture all the obligations of the Predecessor Company under the Notes and the Indenture.

Section 2.02 Effect of Supplemental Indenture. Effective as of the Effective Time, the Company shall succeed to, and be substituted for (so that from and after the Effective Time, the provisions of the Indenture referring to the “Company” shall refer instead to the Surviving Company and not to the Predecessor Company), and may exercise every right and power of the Predecessor Company under the Indenture with the same effect as if the Surviving Company had been named as the Company therein.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

Section 3.02 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.03 Ratification of Indenture; No Adverse Interpretation of Other Agreements. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed. This Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company, the Predecessor Company or their respective Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.

Section 3.04 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.05 Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes.

Section 3.06 Table of Contents, Headings, etc. The Table of Contents and Headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07 Effectiveness. The provisions of Article 2 of this Supplemental Indenture shall become operative and effective upon the Effective Time.

Section 3.08 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture and shall not be responsible for any statement in the recitals of this Supplemental Indenture.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of January 13, 2017.

SBA COMMUNICATIONS REIT CORPORATION

By:	/s/ Brendan T. Cavanagh
Name:	Brendan T. Cavanagh
Title:	Executive Vice President and Chief Financial Officer

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Name:	Brendan T. Cavanagh
Title:	Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michael C. Daly
Name:	Michael C. Daly
Title:	Vice President

[Signature Page to Supplemental Indenture for 4.875% Notes due 2022]